EXHIBIT 5

F. MARK REUTER
DIRECT DIAL: (513) 579-6469
FACSIMILE: (513) 579-6457
E-MAIL: FREUTER@KMKLAW.COM

May 27, 2005

American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

        We are familiar with your Articles of Incorporation, Code of Regulations and corporate proceedings and have served as your counsel in connection with the registration of 5,000,000 shares of common stock that you intend to issue in connection with the 2005 Stock Incentive Plan.

        We are of the opinion that you have taken all necessary and required corporate actions in connection with the issuance of 5,000,000 shares of common stock under the 2005 Stock Incentive Plan, and when issued under the terms of the plan, the aforesaid 5,000,000 shares of common stock will be validly authorized, legally issued, fully paid and nonassessable shares of common stock of the corporation free of any preemptive rights.

        We hereby consent to be named in the Registration Statement as the attorneys who have passed upon legal matters in connection with the issuance of the common stock and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, KEATING MUETHING & KLEKAMP PLL BY: /s/F. Mark Reuter —————————————— F. Mark Reuter